Exhibit 10.1

                    Summary of the Equity Transfer Agreement


Transferors               - Tai Yi  (holder  of 38% total  equity  interest  in
                           Shanghai Kena Energy Saving Electric Co Ltd ("the Company");

                           - Zheng Chang (holder of 32% total equity interest in the Company);

                           - Zhang Naiyao (holder of 25% total equity interest in the Company).

Transferee                 Shanghai TCH Data Science & Technology Co. Ltd

The Transfer               Transferors to transfer 95% total equity  interest in
                           the Company to the Transferee, together with all rights attached (including but not limited to the right to receive dividends and the right to appoint directors)

Consideration              Transferee  to pay a  total  consideration  in sum of
                           RMB28,500,000.00 to the Transferors:
                           - Payment of RMB11,400,000 to Tai Yi for 38% total equity interest in the Company;
                           - Payment of RMB9,600,000 to Zheng Chang for 32% total equity interest in the Company
                           - Payment of RMB7,500,000 to Zhang Naiyao for 25% total equity interest in the Company

Date of the Agreement      29 December 2005

Effective date of the      Date of registration of the Transfer
Transfer

Payments of                - Payments  to be made  within 10 working  days after
consideration              the registration of the Transfer has been approved by
                           the State Administration for Industry and Commerce
                           - Payments to be made to the  Transferors by Shanghai
                           Sifang Co. Ltd on behalf of the Transferee (details of such arrangement to be agreed by the Transferors and the Transferee and Shanghai Si Fang Co. Ltd)


Tax                        Each party shall bear their own tax liability